Exhibit 10.37

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”), dated as of September 28, 2012, by and among ULTRALIFE CORPORATION, a Delaware corporation (“Ultralife”), REDBLACK COMMUNICATIONS, INC., a Maryland corporation (“RedBlack Communications”), and ULTRALIFE ENERGY SERVICES CORPORATION, a Florida corporation (“Ultralife Energy”, and together with Ultralife and RedBlack Communications, each individually a “Borrower” and collectively, the “Borrowers”), and RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a New York corporation (the “Lender”).

RECITALS:

The Borrowers and the Lender are parties to a Credit Agreement dated as of February 17, 2010, as amended by that certain letter agreement dated September 8, 2010 and that certain First Amendment to the Credit Agreement dated January 14, 2011 (the “Credit Agreement”), pursuant to which the Lender has agreed to provide a revolving credit facility in an aggregate principal amount not to exceed Thirty-Five Million Dollars ($35,000,000) to the Borrowers subject to the terms and conditions set forth in the Credit Agreement.

Ultralife, with the Lender’s consent, effected the merger of  McDowell Research Co., Inc., a wholly-owned subsidiary of Ultralife and a Borrower under the Credit Agreement (“McDowell Research”) with and into Ultralife, with Ultralife as the surviving entity, effective December 22, 2011.

The Borrowers have informed the Lender that Ultralife proposes to enter into a stock purchase agreement (the “SPA”) with BCF Solutions, Inc. (“BCF”), pursuant to which Ultralife would sell one hundred percent (100%) of its shares of RedBlack Communications, a wholly-owned subsidiary of Ultralife, to BCF (the “RedBlack Stock Sale”).

Accordingly, the Borrowers have asked that the Lender (i) consent to the RedBlack Stock Sale and (ii) release or terminate all security interests held by Lender in the assets of RedBlack Communications under or in connection with the Credit Agreement.

The Lender has agreed to consent to the RedBlack Stock Sale and release or terminate its security interests in the assets of RedBlack Communications upon the terms and subject to the conditions set forth in this Second Amendment.

NOW THEREFORE, the parties to this Second Amendment, in consideration of their mutual covenants and agreements contained in this Second Amendment and the Credit Agreement, and intending to be legally bound hereby, covenant and agree as follows:

1.           Definitions.  (a) Article 1 “Definitions” of the Credit Agreement is hereby amended to include the following definitions:

“Second Amendment” shall mean the Second Amendment to Credit Agreement dated as of September 28, 2012 between the Borrowers and the Lender.

“Second Amendment Closing Date” shall mean on or about September 28, 2012 or, if all the conditions specified in the Second Amendment to Credit Agreement have not been satisfied or waived by such date, such later date as the Lender and the Borrowers shall mutually agree.

(b)           Effective as of the Second Amendment Closing Date, the following definitions contained in Article 1 “Definitions” of the Credit Agreement are amended and restated in their entirety as follows:

“Borrowers” means, collectively, the following (together with their respective successors and assigns) (a) Ultralife Corporation, a Delaware corporation; (b) Ultralife Energy Services Corporation, a Florida corporation formerly known as Stationary Power Services, Inc.; and (c) any Person that at any time after the date hereof becomes a Borrower.  Each of the Borrowers is sometimes referred to in this Agreement individually as a “Borrower”.

“Security Agreements” shall mean all of, and “Security Agreement” shall mean any one of, as the context may require, (i) the Security Agreement dated on or about the date hereof, executed and delivered to Lender by Ultralife, (ii) the Security Agreement dated on or about the date hereof, executed and delivered to Lender by Ultralife Energy, and (iii) any Security Agreement executed and delivered to the Lender by any Borrower, Guarantor or other Person pursuant to the terms of this Agreement, as each such agreement may be amended, modified or supplemented from time to time.

2.           Consent to RedBlack Stock Sale.  Lender consents to the RedBlack Stock Sale pursuant to the RedBlack Sale Documents (as defined in Section 6(c)), subject to the terms and conditions of this Second Amendment.  Effective upon the consummation of the RedBlack Sale, and subject to the prior satisfaction of each of the conditions specified in Section 6 of this Second Amendment, RedBlack Communications is released as a Borrower under the Credit Agreement.  The Lender further waives, subject to the terms and conditions of this Second Amendment, (i) Section 7.08 (Disposition of Assets) to the extent that the RedBlack Stock Sale would constitute a default of such provision of the Credit Agreement, and (ii) Section 7.12 (Ownership and Control) to the extent that the RedBlack Stock Sale would constitute a default of such provision of the Credit Agreement.

3.           Release of RedBlack Liens.  On the Second Amendment Closing Date, and subject to the prior satisfaction of each of the conditions specified in Section 6 of this Second Amendment, (a) the Security Agreement, dated February 17, 2010 (the “Security Agreement”), by and between RedBlack Communications and Lender, shall be terminated and of no further force and effect, (b) Borrowers will be authorized to file with the Maryland State Department of Assessments and Taxation, at Borrowers’ expense, a UCC Termination Statement terminating the Lender’s security interests in the assets of RedBlack Communications arising under the Security Agreement, and (c) Borrowers will be authorized to file with the United States Patent and Trademark Office, at Borrowers’ expense, a termination of the security interest in that certain trademark relating to RedBlack Communications (REDBLACK Serial No. 77/435,415) granted to Lender pursuant to the Trademark Security Agreement dated February 17, 2010, by and between Ultralife and Lender.

4.           Representations and Warranties.  The Borrowers represent and warrant to the Lender that:

(a)           Each of the Borrowers have and will continue to have corporate power and authority to execute, deliver and perform the provisions of this Second Amendment and the Credit Agreement, as amended hereby, and to execute and deliver the instruments required by any of the provisions of this Second Amendment and the Credit Agreement, as amended hereby, to be executed and delivered by the Borrowers; and all such action has been duly and validly authorized by all necessary corporate proceedings on the part of each of the Borrowers.

(b)           The execution, delivery and performance of this Second Amendment, as amended hereby, will not conflict with, constitute a default under or result in the breach of, any provisions of Law or the articles of incorporation or the by-laws of any of the Borrowers or of any material agreement or other instrument to which any of the Borrowers is a party or by which it is bound or to which any of them is subject.

(c)           This Second Amendment has been duly and validly executed and delivered by each of the Borrowers, and this Second Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrowers on and after its date of delivery thereof, enforceable against the Borrowers in accordance with their respective terms, except to the extent that enforceability of any of this Second Amendment and the Credit Agreement, as amended hereby, may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

(d)           Except as set forth in Section 5 below, the representations and warranties by the Borrowers contained in Article IV of the Credit Agreement are correct and accurate in all material respects on and as of the date of this Second Amendment with the same effect as though made on and as of the date of this Second Amendment (except representations and warranties which expressly relate to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein).

(e)           No event has occurred and is continuing which constitutes an Event of Default or Potential Default.

5.           Update to Schedules.  Pursuant to Section 6.01(s) of the Credit Agreement, the Borrowers hereby submits an update to (i) Schedule 4.01 of the Credit Agreement, attached hereto as Amended Schedule 4.01, (ii) Schedule 4.07 of the Credit Agreement, attached hereto as Amended Schedule 4.07 and (iii) Schedule 4.08 of the Credit Agreement, attached hereto as Amended Schedule 4.08. The Lender hereby accepts the updates reflected on these amended schedules and waives any Event of Default or Potential Default under the Credit Agreement arising from such updates.

6.           Conditions to this Second Amendment.  The obligation of the Lender to enter into this Second Amendment is subject to the accuracy in all material respects as of the date of this Second Amendment of the representations and warranties contained in this Second Amendment, and to the satisfaction of the following further conditions:

(a)           This Second Amendment shall be executed by the Borrowers and delivered to the Lender and shall be in effect and all actions by the Borrowers contemplated hereby shall have been taken.

(b)           The Lender shall have received a certificate in form and substance satisfactory to the Lender, dated as of the Second Amendment Closing Date, certifying as to the names, true signatures and incumbency of the officers of the Borrowers to execute this Second Amendment and the other documents and instruments to be executed in connection with this Second Amendment. The Lender may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been furnished to the Lender.

(c)           The transactions contemplated by the SPA and related documents (the “RedBlack Sale Documents”) shall have been consummated in connection with the closing of this Second Amendment in accordance with the terms and conditions of the RedBlack Sale Documents as heretofore approved by the Lender, without any material amendment or waiver by the Borrowers not consented to by the Lender.

(d)           The Lender shall have received true and correct copies of each of the RedBlack Sale Documents together with a certificate of the Borrowers, addressed to the Lender and executed by the Treasurer of Ultralife, certifying that: (i) there have been no material amendments or modifications to the RedBlack Sale Documents and such other agreements, except as may be described in such certificate; (ii) the RedBlack Sale Documents and such other agreements are in full force and effect; (iii) all actions necessary for the consummation of the RedBlack Stock Sale pursuant to the RedBlack Sale Documents have been taken.

 (e)           The Lender shall have received in the Ultralife cash collateral account the net proceeds from the RedBlack Stock Sale (as referenced on the closing statement approved by the Lender) to be applied to the Revolving Credit Loans outstanding under the Credit Agreement.

(f)           No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of this Second Amendment or the consummation of the transactions contemplated hereby or which, in the Lender’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Second Amendment.

 7.         No Waiver of Existing Defaults.  Except as otherwise provided in this Second Amendment, the Lender has not agreed to waive, and have not waived, any past or present Event of Default or Potential Default under the Credit Agreement, as amended by this Second Amendment, or any of the other Loan Documents. Except as otherwise provided in this Second Amendment, the Lender has not consented to any departure by the Borrowers from their due performance under the Credit Agreement, as amended by this Second Amendment, or under any of the Loan Documents. The rights and remedies of the Lender under the Credit Agreement, as amended by this Second Amendment, and the other Loan Documents shall survive the execution and delivery of this Second Amendment and the Lender may exercise such rights and remedies with respect to any such defaults at any time.

8.           Second Amendment Expenses.  The Borrowers agree to pay, and save the Lender harmless against liability for the payment, of all reasonable out-of-pocket expenses of the Lender arising in connection with this Second Amendment including, without limitation, the reasonable fees and expenses of counsel for the Lender and the expenses of any lien searches or other investigations conducted for the Lender.

9.           Scope of Second Amendment.  Except as amended by this Second Amendment, the provisions of the Credit Agreement shall remain in full force and effect. The Loan Documents shall likewise remain in full force and effect. The Credit Agreement and this Second Amendment shall be construed as complementing each other and as augmenting and not restricting the Lender’s rights, and, except as specifically amended by this Second Amendment, the Credit Agreement shall remain in full force and effect in accordance with its terms. The Borrowers hereby ratify, confirm and reaffirm, without condition, all Liens and security interests granted to the Lender pursuant to the Credit Agreement and the Loan Documents other than those specifically released or terminated pursuant to this Second Amendment), and such Liens and security interests shall continue to secure the Loan or Loans and the Revolving Credit Loans as defined in each of such agreements.

10.           Miscellaneous.  This Second Amendment will be deemed to be a contract under the laws of the State of New York and for all purposes will be governed by and construed and enforced in accordance with the laws of said State.  The caption headings contained in this Second Amendment are for convenience of reference and shall not be deemed to be a part of this Second Amendment or used in the construction of this Second Amendment.

11.           Counterparts.  This Second Amendment may be executed in counterparts and by the Lender and the Borrowers on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Second Amendment as of the day and year first above written.

ATTEST:	ULTRALIFE CORPORATION

______________________________________	By:______________________________
Secretary	Philip A. Fain, CFO and Treasurer

[CORPORATE SEAL]

ATTEST:	REDBLACK COMMUNICATIONS, INC.

______________________________________	By:______________________________
Secretary	Philip A. Fain, Treasurer

[CORPORATE SEAL]

ATTEST:	ULTRALIFE ENERGY SERVICES
CORPORATION

______________________________________	By:______________________________
Secretary	Philip A. Fain, Treasurer

[CORPORATE SEAL]
RBS BUSINESS CAPITAL,
a division of RBS Asset Finance, Inc.

By:______________________________
Donald A. Cmar

AMENDED SCHEDULE 4.01
JURISDICTIONS OF INCORPORATION
(Updated to September 28, 2012)

ENTITY	JURISDICTION OF INCORPORATION	QUALIFIED JURISDICTIONS

Ultralife Corporation	Delaware	New York Virginia

Ultralife Energy Services Corporation	Florida	California Hawaii Oregon Utah Washington

Ultralife Batteries (UK) Ltd.	United Kingdom

Ultralife Batteries India Private Limited	India

ABLE New Energy Co., Limited	Hong Kong

ABLE New Energy Co., Ltd.	Peoples Republic of China

AMENDED SCHEDULE 4.07
OWNERSHIP AND CONTROL
(Updated to September 28, 2012

1. CAPITALIZATION
ENTITY	AUTHORIZED CAPITALIZATION	SHARES ISSUED AND OUTSTANDING	OWNERS (>20%)

Ultralife Corporation	Common Stock: 40 million shares Preferred Stock: 1 million shares	Common Stock Issued: 18,802,976 shares Common Stock Outstanding*: 17,430,219 shares Preferred Stock: 0 shares	Bradford Whitmore/ Grace Brothers, Ltd.

Ultralife Energy Services Corporation	Common Stock: 1,000 shares	Common Stock: 200 shares	Ultralife Corporation (100%)

* The difference between the common stock shares issued and those outstanding is due to 1,372,757 shares being held as Treasury Stock.

2. OUTSTANDING OPTIONS, RIGHTS AND WARRANTS

The total current unamortized expense for all outstanding stock options is $1,682,000. There are currently outstanding 2,511,078 stock options, of which 2,087,864 are vested and expected to vest.

Under its 2004 Amended and Restated Long Term Incentive Plan ("LTIP"), Ultralife Corporation is authorized to issue up to 2,900,000 shares of its common stock. Currently, 530,702 shares are available to be issued under the LTIP.

On December 19, 2005, we granted our former President and Chief Executive Officer, John D. Kavazanjian, an option to purchase 48,000 shares of common stock at $12.96 per share outside of any of our equity-based compensation plans, subject to shareholder approval.  Shareholder approval was obtained on June 8, 2006.  The stock option is fully vested and expires on June 8, 2013.

On March 7, 2008, in connection with his becoming employed by us, we granted our Chief Financial Officer and Treasurer, Philip A. Fain, an option to purchase 50,000 shares of common stock at $12.74 per share outside of any of our equity-based compensation plans.  The stock option is fully vested and expires on March 7, 2015.

On December 30, 2010, pursuant to the terms of his employment agreement, we granted our President and Chief Executive Officer, Michael D. Popielec, options to purchase shares of common stock under the LTIP as follows: (i) 50,000 shares at $6.42, vesting in annual increments of 12,500 shares over a four-year period commencing December 30, 2011; (ii) 250,000 shares at $6.42, vesting in annual increments of 62,500 shares over a four-year period commencing December 30, 2011; (iii) 200,000 shares at $10.00, with vesting to begin on the date the stock reaches a closing price of $10.00 per share for 15 trading days within a 30-day trading period, with such vesting in annual increments of 50,000 shares over the four anniversary dates of that date; and (iv) 200,000 shares at $15.00, with vesting to begin on the date the stock reaches a closing price of $15.00 per share for 15 trading days within a 30-day trading period, with such vesting in annual increments of 50,000 shares over the four anniversary dates of that date.  All such options in items (i) and (ii) shall expire on December 30, 2017.  All such options in items (iii) and (iv) shall expire as of the later of December 30, 2017 and five years after the initial vesting commences, but in no event later than December 30, 2020.  The options set forth in items (ii), (iii) and (iv) were subject to shareholder approval of an amendment to the LTIP, which approval was obtained on June 7, 2011.

On January 3, 2011, pursuant to the terms of his employment agreement, we granted our President and Chief Executive Officer, Michael D. Popielec, an option to purchase 50,000 shares of common stock at $6.58 under the LTIP.  The option vests in annual increments of 12,500 shares over a four-year period commencing December 30, 2011.  The option expires on December 30, 2017.

3.      INSTRUMENTS REGARDING BENEFICIAL OR RECORD OWNERSHIP ORVOTING RIGHTS
None.

AMENDED SCHEDULE 4.08
OFFICERS AND DIRECTORS
(Updated to September 28, 2012)

Ultralife Corporation

Board of Directors
Bradford T. Whitmore, Chair
Steven M. Anderson
Patricia C. Barron
James A. Croce
Michael D. Popielec
Thomas L. Saeli
Robert W. Shaw II
Ranjit C. Singh

Officers
Michael D. Popielec, President & CEO
Peter F. Comerford, VP Administration, General Counsel & Secretary
Philip A. Fain, CFO & Treasurer

Ultralife Batteries (UK) Ltd. (Wholly-Owned Subsidiary)

Directors
Peter F. Comerford
Andrew J. Naukam

ABLE New Energy Co. Limited (Wholly-Owned Subsidiary)

Directors
Xulong Zhang, Chair
David E. Gates
Robert F. Green

ABLE New Energy Co., Ltd (Wholly-Owned by ABLE New Energy Co. Limited)

Directors
Xulong Zhang, Chair
David E. Gates
Robert F. Green

Ultralife Batteries India Private Limited (Fifty-One Percent Owned Subsidiary)

Directors
Andrew J. Naukam, Chair (Ultralife Designee)
Kenneth R. Bird
B.R. Ganesh

Ultralife Energy Services Corporation (Wholly-Owned Subsidiary)

Director
Peter F. Comerford

Officers
Philip A. Fain, Treasurer
Peter F. Comerford, Secretary